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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported
(Print or Type Response)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    SOLOMON              LEWIS
--------------------------------------------------------------------------------
   (Last)                (First)             (Middle)

    79 CHERRY LANE
--------------------------------------------------------------------------------
                                    (Street)

     SYOSSET,                          NY                 11791
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)



________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


    ARTESYN TECHNOLOGIES, INC. (ATSN)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting  Person if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


    DECEMBER 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED

___________________________________________________________________________________________________________________

                                                                          5.             6.
                                                                          Amount of      Owner-
                                          4.                              Securities     ship
                                          Securities Acquired (A) or      Beneficially   Form:       7.
                                          Disposed of (D)                 Owned at End   Direct      Nature of
1.             2.            3.           (Instr. 3, 4 and 5)             of Issuer's    (D) or      Indirect
Title of       Transaction   Transaction  ---------------------------     Fiscal Year    Indirect    Beneficial
Security       Date (Month/  Code                                         (Instr. 3      (I)         Ownership
(Instr. 3)     Day/Year)     (Instr. 8)    Amount   (A) or (D)   Price     and 4)        (Instr.4)   (Instr. 4)
-------------------------------------------------------------------------------------------------------------
Common Stock                                                              11,000         D
___________________________________________________________________________________________________________________

* If the Form is filed by more than one reporting person, SEE Instruction
  4(b)(v).
                                                                   SEC2270(3-99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

____________________________________________________________________________________________________________________________________
                                                                                                                    10.
                                                                                                         9.         Owner-
                                                                                                         Number     ship
                                                                                                         of         Form
               2.                                                                                        Deriv-     of
               Conver-                       5.                                                          ative      Deriv-   11.
               sion                          Number of                        7.                         Secur-     ative    Nature
               or                            Derivative    6.                 Title and Amount   8.      ities      Secur-   of
               Exer-                         Securities    Date Exer-         of Underlying      Price   Bene-      ity:     In-
               cise     3.                   Acquired (A)  cisable and        Securities         of      ficially   Direct   direct
               Price    Trans-               or Disposed   Expiration Date    (Instr. 3 and 4)   Deriv-  Owned      (D) or   Bene-
1.             of       action    4.         of (D)        (Month/Day/Year)   ----------------   ative   at End     In-      ficial
Title of       Deriv-   Date      Trans-     (Instr. 3,    ----------------            Amount    Secur-  of         direct   Owner-
Derivative     ative    (Month/   action     4 and 5)      Date      Expira-           or Num-   ity     Year       (I)      ship
Security       Secur-   Day/      Code       ------------  Exer-     tion              ber of    (Instr. (Instr.    (Instr.  (Instr
(Instr. 3)     ity      Year)     Instr. 8   (A)   (D)     cisable   Date      Title   Shares    5)      4)         4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified   $7.2800 05/09/02   A        10,000         05/09/03  05/09/12  Common   10,000           10,000     D
Option (right                                                                  Stock
to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $15.7900                                              05/01/11  Common   10,000           10,000     D
Option (right                                                                  Stock
to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $16.0000                                              05/02/06  Common   10,000           10,000     D
Option (right                                                                  Stock
to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $18.0000                                              05/08/07  Common   10,000           10,000     D
Option (right                                                                  Stock
to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $18.2500                                              05/06/09  Common   10,000           10,000     D
Option (right                                                                  Stock
to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $21.2500                                              05/06/08  Common   10,000           10,000     D
Option (right                                                                  Stock
to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified  $23.8125                                              05/04/10  Common   10,000           10,000     D
Option (right                                                                  Stock
to buy)
____________________________________________________________________________________________________________________________________

** Intentional  misstatements or  omissions of facts constitute Federal Criminal
   Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                      /s/ Giselle Hurwitz                    January 15, 2003
                      ----------------------------------------------------------
                           **Signature of Reporting Person         Date
                      BY:  Giselle Hurwitz
                      FOR: Lewis Solomon


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

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